                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE
                                                   CONTACT:
                                                   Patrick Gallagher
                                                   Edward Howard & Co.
                                                   (216) 781-2400


                  AMERICAN STONE INDUSTRIES REPORTS A LOSS FOR
                      THE FOURTH QUARTER AND FULL YEAR 2002

AMHERST, Ohio, March 21, 2003 - American Stone Industries, Inc. (AMST.OB), a supplier of building stone products, reported a net loss of $546,121, or $0.28 per diluted share, for the three months ended December 31, 2002. For the same period of 2001, the Company reported a net loss of $160,938, or $.08 per diluted share. Net sales for the fourth quarter of 2002 were $826,743, down 28% compared with the fourth quarter of 2001.

         American Stone Industries has been under new management since October 2002. Sales for the fourth quarter were lower as a result of immediate steps taken by new management to tighten sales policies and procedures and to institute strict credit controls.

         The loss for the quarter was the result of under-pricing on restoration and design-build architectural projects begun prior to the fourth quarter, combined with inefficient operations, the effect of previously deferred equipment maintenance on operations and delivery schedules, and poor credit controls in place prior to the fourth quarter. In addition, the Company determined during the fourth quarter that $98,000 of receivables were not collectable and wrote off that amount. The Company also reserved an additional $100,000 for future bad debt.

         For the 12 months ended December 31, 2002, American Stone reported a net loss of $1,859,729, or $.96 per diluted share, compared with a net loss of $664,685, or $.34 per diluted share, for the full year 2001. Net sales for 2002 were $4,482,511, an 18% increase over 2001.

         The higher revenues for 2002 were due largely to a full year of sales from Amherst Stone at Cleveland Quarries, Inc., a wholly owned subsidiary and the Company's in-house distributorship, which began operating in late 2001. The loss for 2002 was due primarily to under-pricing, poor credit controls, inefficient operations, and the effect of previously deferred equipment maintenance on operations and delivery schedules. Also contributing to the net loss for the year were write-downs of certain accounts receivables and inventories and reserves established against future write-downs.

                                     -more-

         As previously disclosed, the Company recorded a charge in the third quarter of 2002 to write down certain accounts receivable valued at $106,781 that were determined to be not collectable. In the third quarter, the Company also wrote down the value of certain inventory by $445,400 to reflect the recognition that the cost basis of the inventory exceeded the market value. At that time, management also established a reserve of $437,452 on other inventory. Also, as noted above, in the fourth quarter of 2002, the Company wrote off $98,000 in receivables that were deemed not collectable and reserved an additional $100,000 for future bad debt.

         As a result of the Company's losses and its difficulties in complying with loan covenants, the Company's financial statements as of December 31, 2002, and for the year then ended, and the auditors' report on these financial statements, indicate that there is substantial doubt about the Company's ability to continue as a going concern.

         "Management has taken drastic measures to put American Stone on a path to profitability," said Russell Ciphers Sr., the new president and chief executive officer. "We have reduced the workforce by half, eliminated overtime and slashed nonessential expenses. We also have instituted strict credit controls and new sales policies to address the major causes of the losses over the last two years. We are focused on selling standard products and landscaping products, but in a more limited geographic area, and we will be very selective in pursuing restoration and architectural design-build projects."

         To further reduce expenses, the Company is no longer distributing imported stone and has ended substantially all niche-marketing initiatives. The Company also has liquidated the Amherst Stone at Cleveland Quarries subsidiary and consolidated its activities into American Stone Corporation, a wholly owned subsidiary of the Company.

         "Amherst Stone was created to provide a product showroom for sales to builders, landscapers and consumers, but local distributors viewed it as competition. We will continue to operate the showroom but will not longer sell directly. Liquidating the subsidiary will save some money," said Ciphers.

         "I believe the Company has already made substantial progress, but our ability to get back on solid footing is predicated on cash flow, and cash remains extremely tight," he said. "We have not had the funds to address all of our deferred maintenance, and the cold weather prevented us from pulling stone from the quarry during most of the first quarter of 2003. We have a sizable backlog to work now that the weather has improved, but our inability to build inventory over the winter will have a negative effect on sales in the first and second quarters of 2003."

         He continued, "We expect the usual seasonal pickup in business with the warmer weather in April and May, but between the slow start to 2003 and our scaled-back operations, we are projecting revenues for 2003 of no more than $3.7 million. We are watching our cash very carefully. The Company was not in compliance with the covenants on its debt agreement at year-end 2002, but we have since secured waivers from the bank. Management is seeking additional long-term funding sources, including debt placement, stock issuance and other alternatives. We believe American Stone has good potential and can be profitable, but significant challenges remain and there are no guarantees that the Company will be successful."

                                     -more-

         American Stone Industries is a holding company that mines and sells stone predominantly for the building stone market through its wholly owned subsidiary, American Stone Corporation. American Stone Corporation owns and operates Cleveland Quarries in Amherst, Ohio, one of the world's largest sandstone quarries. The Company's stock is traded on the OTC Bulletin Board under the symbol AMST.

         This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements such as, "I believe the Company has already made substantial progress..."; "We expect the usual seasonal pickup in business with the warmer weather in April and May..."; "We are projecting full-year revenues of no more than $3.7 million...."; and "We believe American Stone has good potential and can be profitable...." are forward-looking in nature. Such statements are made based on Management's expectations and beliefs concerning future events affecting the Company and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations expressed in or implied by forward-looking statements. Such risks include, but are not limited to, trends within the building construction industry, actions by competitors, equipment and operational problems, the success of advertising and promotional efforts, changes in relationships with major customers or in the financial condition of those customers, and the adequacy of the Company's financial resources and the availability and terms of any additional capital. There can be no assurances that efforts to reduce costs and raise additional capital will enable the Company to become profitable or achieve positive cash flow in the foreseeable future. Further information about these matters is set forth in the Company's Form 10-KSB annual report filed with the Securities and Exchange Commission.

                                      # # #

                                 (table follows)

                AMERICAN STONE INDUSTRIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                           DECEMBER 31, 2002 AND 2001


                                                                          THREE MONTHS ENDED             12 MONTHS ENDED
OPERATIONS:                                                          DEC. 31, 2002  Dec. 31, 2001  DEC. 31, 2002  Dec. 31, 2001
                                                                      -----------    -----------    -----------    -----------
                                                                       (UNAUDITED)   (Unaudited)     (AUDITED)       (Audited)
Sales                                                                 $   826,743    $ 1,141,156    $ 4,482,511    $ 3,786,940
Cost of goods sold                                                      1,019,591        902,026      4,970,967      3,329,718
                                                                      -----------    -----------    -----------    -----------
Gross profit (loss)                                                      (192,848)       239,130       (488,456)       457,222
Selling and administrative expenses                                       283,668        366,863      1,241,574        989,406
                                                                      -----------    -----------    -----------    -----------
Income (loss) from operations                                            (476,516)      (127,733)    (1,730,030)      (532,184)
                                                                      -----------    -----------    -----------    -----------
Other income (expense):
   Interest income                                                             19           --              204          4,500
   Interest expense                                                       (33,676)       (33,205)      (129,903)      (137,001)
   Other income (expense)                                                 (35,948)          --             --             --
                                                                      -----------    -----------    -----------    -----------
     Total                                                                (69,605)       (33,205)      (129,699)      (132,501)
                                                                      -----------    -----------    -----------    -----------

Net income (loss)
     before provision for income taxes                                   (546,121)      (160,938)    (1,859,729)      (664,685)
Provision for income taxes                                                   --             --             --             --
                                                                      -----------    -----------    -----------    -----------
Net income (loss)                                                     $  (546,121)   $  (160,938)   $(1,859,729)   $  (664,685)
                                                                      ===========    ===========    ===========    ===========
Net income (loss) per common share:
   Basic                                                                    (0.28)         (0.08)         (0.96)         (0.34)
                                                                      ===========    ===========    ===========    ===========
   Diluted                                                                  (0.28)         (0.08)         (0.96)         (0.34)
                                                                      ===========    ===========    ===========    ===========

Average common shares outstanding:
   Basic                                                                1,937,050      1,936,364      1,937,050      1,936,364
   Diluted                                                              1,937,050      1,936,364      1,937,050      1,936,364




FINANCIAL CONDITION:                                                                               DEC. 31, 2002 Dec. 31, 2001
                                                                                                     ----------    ----------
                                                                                                      (AUDITED)     (Audited)

Current assets                                                                                       $1,090,758     $2,086,594
Property, plant and equipment, net                                                                    3,670,003      3,491,349
Other assets                                                                                             50,208         50,293
                                                                                                     ----------     ----------
          Total assets                                                                               $4,810,969     $5,628,236
                                                                                                     ==========     ==========

Current liabilities                                                                                  $1,904,853     $1,859,944
Long-term liabilities                                                                                 1,658,171        670,591
Stockholders' equity                                                                                  1,247,945      3,097,701
                                                                                                     ----------     ----------
          Total liabilities and stockholders' equity                                                 $4,810,969     $5,628,236
                                                                                                     ==========     ==========